Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Rail Vision Ltd. in its Registration Statement on Form F-1, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Regina Ungar
Regina Ungar

March 24, 2022